Exhibit 10.1
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT is made by and between CorVel Corporation, a Delaware Company (the “Company”), and Dan Starck (“Executive”) to be effective as of May 26, 2006.
     1. Duties and Responsibilities.
     A. Executive shall serve as the Company’s President/Chief Operating Officer or such other title or position as may be designated from time to time by the Company’s Chief Executive Officer. Executive shall report to and perform the duties and responsibilities assigned to him by the Company’s Chief Executive Officer, or such other person as may be designated by the Company’s Chief Executive Officer .
     B. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement fully, faithfully, diligently, competently and to the best of his ability, and not to engage in any other employment activities .
     C. Executive shall be based at the Company’s office located at 2010 Main Street, Suite 600 Irvine, CA 92614 but Executive shall be required to travel to other geographic locations in connection with the performance of his executive duties.
     2. Period of Employment. Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing May 26, 2006 and continuing until this Agreement terminates pursuant to written notification by either the Company or Executive, which notification may occur at any time for any reason. The period during which the Executive provides services to the Company pursuant to this Agreement shall be referenced in this Agreement as the “Employment Period.”
     3. Cash Compensation.
     A. Executive’s initial base salary shall be $330,000 per year payable in accordance with the Company’s standard payroll schedule. Executive’s compensation shall be subject to periodic review by the Company, and may be increased or decreased in the Company’s discretion based on economic/business needs. If the Company decreases Executive’s base salary to an amount less than $297,000 per year without the Executive’s agreement, within 60 days following such a decrease, Executive may terminate his employment and treat the termination as an involuntary termination without cause for the purposes of receiving severance benefits under Section 7B below. If the Executive remains employed longer than 60 days after such a compensation decrease, Executive waives any right to terminate his employment and receive the severance benefit contemplated for Section 7B.
     B. For each calendar year during the Employment Period, Executive shall be eligible for an incentive bonus at the Company’s sole discretion. For partial calendar year 2006 the incentive bonus will include two components: (i) a guaranteed payment of $75,000, provided

Executive completes six (6) months of employment before the end of calendar year 2006, and (ii) an additional payment of up to $75,000 to be based upon completing a set of objectives to beapproved by the Board of Directors. Thereafter, for each full calendar year of employment, Executive shall be eligible for an incentive bonus of up to 70% of his annual base salary for meeting expectations (up to 100% for exceeding expectations). The bonus amount will be based on the following factors: (1) the financial performance of the Company as determined and measured by the Company’s Board of Directors and Chief Executive Officer; and (2) Executive’s achievement of management targets and goals as set by the Company. The bonus amount is intended to reward contribution to the Company’s performance over an entire calendar year, and consequently will be paid only if Executive is employed and in good standing at the time of bonus payments which generally occurs within 15 days after the close of the Company’s fiscal year. Bonus determinations will be made at the Company’s sole discretion.
     C. The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.
     4. Equity Compensation. Pursuant and subject to the terms and conditions of the Company’s stock option plan, stock option agreements, and addendums to stock option agreements (collectively, the “Option Documents”), the Company’s Chief Executive Officer will recommend to the Company’s Board of Directors that Executive be granted options to purchase a total of 100,000 shares of the Company’s common stock, 50,000 of which option shares will vest over time in accordance with the terms and conditions of the Option Documents and 50,000 of which option shares will vest based on performance criteria approved by the Board of Directors and the Compensation Committee and in accordance with the terms and conditions of the Options Documents. All vesting will cease upon termination of Executive’s service to the Company. Any such options will be made pursuant and subject to the terms and conditions of the Option Documents. The Company’s Board of Directors has sole discretion concerning stock option grants and the terms and conditions of such grants, and may elect not to adopt the recommendation of the Chief Executive Officer. The option price on any option grant will be established as of the date the Company’s Board of Directors grants such options pursuant to the Company’s stock option plan.
     5. Expense Reimbursement. In addition to the compensation specified in Paragraph 3, Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from the Company for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form required by the Company, sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.
     6. Fringe Benefits.
     A. Executive shall, throughout the Employment Period, be eligible to participate in all group term life insurance plans, group health plans, accidental death and dismemberment plans, and short-term disability programs and other executive perquisites which are made available to the Company’s executives and for which Executive qualifies. Please refer to the Company’s Employee Handbook and Summary Plan Descriptions for further information concerning these benefits.
     B. Executive shall earn vacation time during the Employment Period at the rate of three (3) weeks per year. Vacation shall accrue and be taken pursuant to the Company’s vacation benefit policy set forth in the Company’s Employee Handbook.
     7. Employment at Will.
     Executive’s employment with the Company is at will, which means that it is not for a specific term and may be terminated by either the Company or Executive at any time, for any reason, without advance notice. Similarly, the Company may change the terms and conditions of Executive’s employment at any time, for any reason, without advance notice.
     A. Should the Company terminate Executive’s employment for cause or as a result of Executive’s death or Disability, as defined in the following paragraphs, the Company shall have no obligation to Executive other than for accrued but unpaid salary and vacation as of the date of termination.
     B. Should the Company terminate Executive’s employment other than for cause, because of his death, or as a result of a Disability, the Company shall have no further obligation to Executive, except as follows: In the event that Executive signs a general release of all known and unknown claims against the Company, the Company shall continue to pay Executive’s base salary following termination of Executive’s employment as follows: (i) for a minimum of twenty-six (26) weeks and (ii) an additional one week for each quarter of service completed by Executive during the Employment Term, provided, however, that total severance benefits payable hereunder shall not to exceed one year and in any event shall cease at such time as Executive is gainfully employed elsewhere. If Executive fails to generally release all known and unknown claims, the Company shall have no further obligation to Executive other than for accrued but unpaid compensation and vacation earned through the termination date.
     C. For purposes of this Agreement, “cause” shall mean a reasonable belief that Executive has engaged in any one of the following: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by Executive to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company’s Board of Directors; (ii) refusal to comply with reasonable directives of the Company’s Chief Executive Officer or Board of Directors; (iii) misconduct in the performance of Executive’s duties; (iv) failure to perform, or neglect in the performance of, duties assigned to Executive; (v) misconduct which has a materially adverse effect upon the Company’s business or reputation; (vi) the conviction of, or plea of nolo contendre to, any felony or a misdemeanor involving dishonesty or fraud; (vii) the material breach of any provision of this agreement; or (viii) violation of Company policies including, without limitation, the Company’s policies on equal employment opportunity and prohibition of unlawful harassment.

     D. Disability shall mean a physical or mental impairment that precludes Executive from performing the essential functions of his job even with reasonable accommodation for a period of ninety (90) days in any one hundred and twenty (120) day period.
     8. Restrictive Covenants. During the Employment Period:
     (i) Executive shall devote Executive’s full time and energy solely and exclusively to the performance of Executive’s duties described herein, except during periods of illness or vacation periods.
     (ii) Executive shall not directly or indirectly provide services to or through any person, firm or other entity except the Company, unless otherwise authorized by the Board in writing.
     (iii) Executive shall not render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the Company’s written consent.
Executive, however, shall have the right to perform such incidental services as are necessary in connection with (a) Executive’s private passive investments, but only if Executive is not obligated or required to (and shall not in fact) devote any managerial efforts which interfere with the services required to be performed by Executive under this Agreement, or (b) Executive’s charitable or community activities, or participation in trade or professional organizations, but only if such incidental services do not interfere with the performance of Executive’s services to the company.
     9. Non-Competition during the Employment Period. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information he will obtain during the course of his employment with the Company, it would be inevitable that such confidential information would be disclosed or utilized by the Executive should he obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit, Executive shall not, without prior written consent of the Company’s Board of Directors, directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any enterprise which is engaged in any business competitive with or similar to that of the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 2% of an outstanding class of publicly-traded securities of any company or other enterprise which is not, at the time of such investment, engaged in a business competitive with the Company’s business.
     10. Non-Solicitation. During the Employment Period, and for one year following termination of Executive’s employment, Executive shall not encourage or solicit any of the Company’s employees to leave the Company’s employ for any reason or interfere in any other manner with employment relationships at the time existing between the Company and its employees. In addition, Executive shall not solicit, directly or indirectly, business from any client of the Company, induce any of the Company’s clients to terminate their existing business relationship with the Company, or interfere in any other manner with any existing business relationship between the Company and any client or other third party.
     Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of his breach of the foregoing restrictive covenants. Accordingly, in the event of any such breach, the Company shall, in addition to the termination of this Agreement and any remedies available to the Company at law, be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing such breach.
     11. Proprietary Information. As a condition precedent to Executive’s employment with the Company, Executive will execute the Company’s standard Confidential Information and Assignment of Inventions Agreement. Executive’s obligations pursuant to the Confidential Information and Assignment of Inventions Agreement will survive termination of Executive’s employment with the Company.
     12. Golden Parachute Payments.
     A. Gross-Up Payment. In the event Employee becomes entitled to any payments under this Agreement, the Company shall cause an accounting firm of its choice (the “Accountants”) promptly to review, at the Company’s sole expense, the applicability of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to those payments.
     (i) If the Accountants shall determine that any payment or distribution of any type by the Company to the Employee or for the Employee’s benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (the excise tax, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) equal to an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee would retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. Notwithstanding anything to contrary contained in this Agreement, the total amount of the Gross-Up Payment shall not exceed $500,000.
     (ii) For purposes of determining the amount of any tax pursuant to this Section, the Employee’s tax rate shall be deemed to be the highest statutory marginal state and federal tax rate (on a combined basis and including the Employee’s share of F.I.C.A. and Medicare taxes) then in effect.
     (iii) Employee and the Company shall in good faith cooperate with the Accountants in making the determination of whether a Gross-Up Payment is required, including, but not limited to, providing the Accountants with information or documentation as reasonably requested by the Accountants. A determination by the Accountants regarding whether a Gross-Up Payment is required and the amount of such Gross-Up Payment shall be conclusive and binding upon the Employee and the Company for all purposes.
     B. Payment Date. A Gross-Up Payment required to be made by Section 12A of this Agreement shall be paid to Employee within thirty (30) days of a final determination by the Accountants that the Gross-Up Payment is required.
     (i) If the Accountants have not yet made the determination required by Section 12A prior to the time the Employee is required to file a tax return reflecting the Total Payments, the Employee will be entitled to receive a Gross-Up Payment calculated on the basis of the Total Payments reported by the Employee in such tax return within thirty (30) days of the filing of such tax return.
     (ii) Controversies with Tax Authorities. The Company and the Employee shall promptly deliver to each other copies of any written communications and summaries of any oral communications with any taxing authority regarding the applicability of Sections 280G or 4999 of the Code to any portion of the Total Payments. In the event of any controversy with the Internal Revenue Service or other tax authority with regard to the applicability of Sections 280G or 4999 of the Code to any portion of the Total Payments, the Company shall have the right, exercisable in its sole discretion, to control the resolution of such controversy at its own expense. Employee and the Company shall in good faith cooperate in the resolution of such controversy.
     (iii) If the Internal Revenue Service or any tax authority makes a final determination that a greater Excise Tax should be imposed upon the Total Payments than is determined by the Accountants or reflected in the Employee’s tax return pursuant to this Section, the Employee shall be entitled to receive from the Company the full Gross-Up Payment calculated on the basis of the amount of Excise Tax determined to be payable by such tax authority. That amount shall be paid to the Employee within thirty (30) days of the date of such final determination by the relevant tax authority; provided, however, that in no event shall the total amount of Gross-Up Payments exceed $500,000.
     13. Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.
     14. Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given 48 hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:
     To the Company:
     CorVel Corporation
     2010 Main Street, Suite 600
     Irvine, CA 92614
     Att: Director, Legal Services
     To Executive:
     Dan Starck
     19 Pegasus Drive
     Cota de Caza, CA 92679
Any party may change its address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this paragraph.
     15. Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.
     16. Governing Law. The provisions of this letter agreement will be construed and interpreted under the laws of the State of California. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.
     17. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party’s breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement.
     18. No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.
     19. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

CorVel Corporation
/s/ V. Gordon Clemons
By: V. Gordon Clemons
Title:	Chief Executive Officer

Executive
/s/ Dan Starck
Dan Starck